                                     FILED UNDER RULE 424(b) (3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)


                                CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                       SUBORDINATED DEBENTURES DUE 2005
                 (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                  ------------------------------------------
                            9,338,015 COMMON SHARES
                          ($.01 PAR VALUE PER SHARE)
                           ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18, 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1, 13,
14 and 20, 1998 and November 9, 12 and 16, 1998. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1, 13, 14 and 20, 1998
and November 9, 12 and 16, 1998, is supplemented to add the following:

                                                                                    NUMBER OF
                                                                                   CONVERSION
NAME OF SELLING        AMOUNT OF DEBENTURES            PERCENT OF                  SHARES THAT
SECURITYHOLDER(1)      BENEFICIALLY OWNED         OUTSTANDING DEBENTURES          MAY BE SOLD(2)
----------------       --------------------       ----------------------          --------------
Warburg Dillon
Read LLC                   $150,000                      .033%                         3,045

Lehman
Brothers, Inc.             $ 25,000                      .054%                           507

---------------

(1) The information set forth herein is as of November 20, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is November 20, 1998.